Exhibit 99.2

CITI TRENDS

Moderator: Tom Stoltz

03-14-06/4:00 p.m. CT

Confirmation # 1242577

CITI TRENDS

Moderator: Tom Stoltz

March 14, 2006

4:00 p.m. CT

Operator: Good day and welcome to the Citi Trends conference call. Today's call is being recorded.

At this time for opening remarks and introductions, I would like to turn the call over to the Chief Financial Officer, Tom Stoltz. Please go ahead, sir.

Tom Stoltz: Thank you. Good afternoon and thank you for joining us today.

Also on the call today with me are Ed Anderson, Chief Executive Officer and George Bellino, President and Chief Merchandising Officer.

By now, everyone should have seen our fourth quarter earnings release that was sent out shortly after 4:00 p.m. Eastern time today. If you have not received the release, it is available on our company website under the “Investor Relations” section in the subfolder “Investors” at www.cititrends.com.

You should be aware that the prepared remarks made during the call contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and management may make additional forward looking statements in response to your questions. These statements do not guarantee future performance; therefore undue reliance should not be

CITI TRENDS

Moderator: Tom Stoltz

03-14-06/4:00 p.m. CT

Confirmation # 1242577

placed upon them. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. We refer all of you to the company's most recent report on Form S-1 as filed with the Securities and Exchange Commission for more detailed discussions of the factors that could cause actual results to differ materially from those described in any forward looking statements.

Ed Anderson and I will give brief presentations after which Ed, George and I will address any questions you may have.

With that said, I would like to now turn the call over to Ed.

Ed Anderson: Good afternoon and thank you for joining us. We are all pleased to report another strong quarter of sales and earnings growth. Fiscal 2005 was an exceptional year for us. Our sales and earnings results were well above our original expectations for the year and the fourth quarter. The first quarter of 2006 is off to a very good start as sales have been good for the first six weeks of the quarter.

I will present an overview of the results for the quarter and the year and make a few comments about the company's growth and future plans. Tom will review the financial results in more detail and conclude with an update to our earnings guidance for fiscal 2006. Then, we'll be happy to answer your questions.

In the fourth quarter, net sales increased 46 percent over last year to $96.8 million from $66.3 million. Comparable store sales increased 22.8 percent in the quarter with each month of the quarter posting strong year over year increases. I'll speak more about sales and the drivers of our sales in a moment. Net earnings for the quarter were $7.9 million, or 55 cents per share, which was a 61.9 percent increase in net earnings from a year ago. Earnings growth outpaced the sales growth as higher interest income and a lower effective tax rate were the prominent

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Moderator: Tom Stoltz

03-14-06/4:00 p.m. CT

Confirmation # 1242577

drivers of the increased rate of profitability. The gross margin rate was flat versus last year's fourth quarter, but SG&A expenses increased as the percentage of sales in the quarter. Included in the SG&A for the quarter were $525,000 of secondary offering costs, and approximately $300,000 of costs associated with the start up of the Darlington, South Carolina distribution center. Operating income would have improved by 50 basis points without the secondary offering and distribution center start-up expenses. Excluding the secondary offering expenses, earnings per diluted share would have been 57 cents.

For the year, net sales increased 42.5 percent over last year to $289.8 million from $203.4 million. Comparable store sales increased 16.7 percent for the year. Net earnings were $14.2 or $1.08 per share, which is a 95.7 percent increase from a year ago.

For the year, operating margins improved over 110 basis points as a result of improved gross margins and leveraging of SG&A expenses. Excluding costs of the secondary offering in the fourth quarter, as well as the termination fee related to the management agreement incurred in the second quarter, operating margins improved to 8 percent compared to 6.2 percent in the prior year and earnings per diluted share for 2005 would have been $1.17 per share.

Now more detail on our sales performance. Sales were strong across all major merchandise categories. Comparable sales increases for the quarter by category were – home décor up 32 percent, men's up 26 percent, children's up 23 percent, women's up 22 percent and accessories up 20 percent. Again, sales of nationally recognized urban brands increased at a higher rate than our other non-branded merchandise in the quarter. Sales of nationally recognized urban brands such as PhatFarm, BabyPhat, SouthPole, Dickies, RocaWear, Girbaud and AppleBottoms, accounted for just under 40 percent of our total sales for the year.

As was the case in each of the first three quarters of 2005, the fourth quarter's comparable sales increases were driven by increased customer traffic. Approximately 80 percent of the comparable sales increase for the year, came from increased customer traffic. As reported

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Moderator: Tom Stoltz

03-14-06/4:00 p.m. CT

Confirmation # 1242577

previously, we saw significant increases in traffic in the hurricane affected stores. Clearly, our sales continued to benefit from the post hurricane traffic during the quarter. We disclosed throughout the quarter the differences in affected and unaffected stores and as expected, the magnitude of that traffic continued to moderate late in the quarter. With insurance and other relief payments largely completed, we believe that a portion of this increased traffic in the hurricane affected stores is now permanent as new customers have become Citi Trends shoppers in these areas. And as a result, we are no longer – we no longer believe it is appropriate to distinguish hurricane affected store results.

Total inventories at the end of the fourth quarter were 49 percent over last year's fourth quarter and comparable store inventories were up 26 percent over the same time last year. We wanted to open 2006 with high inventory levels to gain sales we felt we missed at the beginning of last year's first quarter and also to set up for better sales resulting from this year's more favorable Easter calendar. So far sales in February and early March have been very good and have validated that strategy. Because the Easter calendar change has a significant affect on March and April sales, we want to inform you what we expect for these two months. First, Easter is three weeks later in 2006 than in 2005. In 2005, Easter was earlier than the prior year resulting in a 14 percent comparable sales increase in March and a 10 percent decrease in April. This year, 2006, with Easter later, March sales will suffer and April sales will be much better. We believe that March comparable sales will be in the range of flat to up three percent and April will range from up 10 percent to 15 percent. For the quarter, we expect a high single digit to low double digit comparable sales increase and a total sales increase of 28 to 32 percent.

We opened 10 new stores in the fourth quarter, bringing our total to 36 new stores for the entire year and a store count of 235. In the fourth quarter we re-opened two stores that had been closed due to the hurricanes and permanently closed one store in New Orleans. The 2005 new stores were slightly larger in size, at approximately 11,000 square feet, than the new stores we opened in 2004. The 2005 new stores sales continue to exceed our forecast and store model as

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Moderator: Tom Stoltz

03-14-06/4:00 p.m. CT

Confirmation # 1242577

well as outpace last year's new stores on a per store basis. This new store performance is a result of our strong sales in general as well as some very good store locations.

During 2005, we entered new markets including Dallas, Miami, Cincinnati and Louisville. These followed new market entries the previous two years in Baltimore, Houston and Norfolk. Overall, we have been very pleased with the new store performance in these markets.

On average, the stores in these new markets have been outperforming our new store model with very little difference in the merchandise mix. Our new 286,500 square foot distribution center in Darlington, South Carolina was operational in late November of 2005. The implementation of this new facility went very well. We are now shipping 40 percent of our goods through this new facility. Acquired and outfitted for less than $4 million, this facility has already proved to be very cost effective as its productivity is already equal to our Savannah facilities. We plan to open approximately 42 to 45 new stores in 2006 which will result in just over a 20 percent increase in selling square footage. We expect 16 to 18 stores to open in the spring, compared to 14 last spring. Consistent with the past, most of our growth will be in existing states. New markets will include Dayton, Ohio and Indianapolis, Indiana.

Although we will have some tough sales and profit comparisons as we move through 2006, we are optimistic about our growth prospects in fiscal 2006.

And now, I will turn the call back to Tom.

Tom Stoltz: Thank you, Ed. We are pleased to report a record fourth quarter of net sales and earnings. This afternoon I would like to walk through the results in more detail and then spend some time on updating our fiscal 2006 guidance.

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Moderator: Tom Stoltz

03-14-06/4:00 p.m. CT

Confirmation # 1242577

As Ed mentioned, our net sales for the fourth quarter were $96.8 million versus $66.3 million last year. This represents a 46 percent increase in year over year sales. Comparable store sales rose 22.8 percent for the quarter, 17 percent in areas not effected by the hurricanes, versus 4.6 percent in the fiscal 2004 period. The monthly comparable numbers during the fourth quarter were as follows. November, 26 percent versus 0.9 percent last year; December, 21.4 percent versus 4.3 percent last year and January, 22.7 percent versus 10.1 percent last year. For fiscal 2005, net sales were $289.8 million or an increase of 42.5 percent over the prior year. Comparable sales were up 16.7 percent for the year compared to 3 percent in fiscal 2004.

Moving on to gross margins. For the quarter we reported 38.1 percent which is the same as our prior year rate of 38.1 percent and consistent with our expectations. The markdown rate was slightly less than last year, once again as expected, but not the significant decrease we realized in the third quarter this year as markdown comparisons in the fourth quarter were more difficult. Improvements in initial markups and markdown rates offset higher freight costs and shrinkage this year compared to last year. As a reminder, our gross profits do not include distribution or occupancy costs that some retailers report. For the year, gross margin was 38.3 percent compared to 37.4 percent last year with the improvement coming in the second and third quarters, primarily as a result of reduced markdown rates.

SG&A expenses were 26.2 percent of sales for the quarter compared to 25.9 percent last year. During the quarter, we incurred $525,000 of unplanned expenses connected with our secondary offering, incurred approximately $300,000 in startup costs related to the new distribution facility in Darlington, South Carolina. Again, unplanned expenses for this quarter and incurred $200,000 of being public costs. Excluding these costs, SG&A expenses were 25.1 percent versus 25.9 percent last year, primarily gaining leverage in payroll and occupancy costs. For the year, SG&A as a percent of sales was 30.9 percent compared to 31.3 percent last year. During the year, unplanned or one-time expenses were incurred as follows -- $1.2 million paid to terminate a related party management agreement, $920,000 of being public costs paid throughout the year,

CITI TRENDS

Moderator: Tom Stoltz

03-14-06/4:00 p.m. CT

Confirmation # 1242577

$525,000 in expenses connected with our secondary offering and approximately $300,000 in start up costs related to the new distribution facility in Darlington, South Carolina. Excluding these costs, SG&A expenses were 29.9 percent versus 31.3 percent last year, primarily gaining leverage in payroll and occupancy costs.

For the quarter interest income and expense improved by approximately 60 basis points as a percentage of sales year over year, as the company earned investment income on approximately $36 million in net IPO proceeds along with the cash generated from operations. For the year, interest income and expense improved approximately 55 basis points for the same reason as the quarter.

Our tax rate for the year was 34.7 percent adjusted down from the end of the third quarter to reflect tax exempt interest and jobs tax credits earned. We expect a rate of 34.5 percent for fiscal 2006.

Each of the items previously discussed led to an earnings increase of 61.9 percent for the quarter to $7.9 million compared to $4.9 million last year. Earnings per diluted share were 55 cents versus 45 cents last year with 14.4 million weighted average shares outstanding. Excluding the offering expenses, EPS was 57 cents for the quarter. For the year, net income was $14.2 million or an increase of 95.7 percent over the prior year of $7.3 million. Excluding the termination fee and offering expenses, net income was $15.3 million or an increase of 111 percent over the prior year.

Fiscal 2005 earnings per diluted share were $1.08 compared to 67 cents last year, up 61.2 percent with 13.1 million weighted average shares outstanding. Excluding the termination fee and secondary expenses, earnings per diluted share was $1.17, or an increase of 74.6 percent.

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Moderator: Tom Stoltz

03-14-06/4:00 p.m. CT

Confirmation # 1242577

Our balance sheet is in very good shape. We had no short term debt outstanding for the entire fiscal year and ended the year with $63.5 million in cash. Excluding the affect of the IPO, our net cash position increased approximately $15.5 million over the prior year even after funding approximately $12.1 million in capital expenditures for new store openings and remodels and the purchase of the new distribution center. For fiscal 2006, we expect to once again fund our store openings with cash flow and have budgeted approximately $15 million in capex for these openings. During the fourth quarter we were also able to successfully execute a secondary offering of 1,926,250 shares of common stock. Although the company did not receive any proceeds from the offering, we expect the shares to enhance the liquidity of our stock.

Now, moving on to guidance for fiscal 2006. We ended the year with a store count of 235. We plan to open 42 to 45 new stores in the year with two projected closings. We expect to open approximately 16 to 18 stores in the first quarter. This store opening plan results in an increase of approximately 20 percent in selling square footage for the full year. Based on the strong results in fiscal 2005 and the current momentum in the first quarter, we are revising our fiscal 2006 guidance upward significantly. Our revised estimate for 2006 is earnings per diluted share of $1.25 to $1.29. This is based upon full year comparable store sales increases of between one and three percent and 14.5 million diluted shares outstanding. Total sales and net income are expected to increase 20 to 25 percent for the year. Our estimate for fiscal 2006 includes the expensing of stock options as required under FAS 123R, which we estimate to be approximately $1.2 million pretax or approximately five cents per share. Excluding stock option compensation expense, we estimate fiscal 2006 earnings per diluted share of $1.30 to $1.34. Once again, our expected tax rate for fiscal 2006 is 34.5 percent.

In addition, gross margins for the year are expected to decline approximately 30 basis points as markdown rates increase above fiscal 2005 levels, but still remain lower than historical norms. This decline will be most apparent during the first three quarters of the year. This decrease in gross margins is expected to be offset by approximately 20 basis points of SG&A expense

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Moderator: Tom Stoltz

03-14-06/4:00 p.m. CT

Confirmation # 1242577

leverage, primarily in corporate costs and about 30 basis points of improvement in interest income year over year. I might also mention that fiscal 2006 will be a 53 week fiscal year with the fourth quarter reflecting the additional week.

Finally, we expect fiscal 2006 to more closely resemble fiscal 2004 in terms of its profitability by quarter. Typically our second and third quarters are much less profitable quarters than the fourth and first quarters. That was certainly not the case this year in 2005 as the positive impact of post hurricane sales led to a record third quarter. We have significant operating momentum in our business currently and are well-positioned for the spring season and are excited about the future. Our long term goals are to continue to deliver annual square footage growth of approximately 20 percent through new stores, low to mid single digit comparable store sales increases and approximately 25 percent long term profit growth.

With that, operator, I would now like to turn it back over to you to take any questions.

Operator: Thank you. The question and answer session will be conducted electronically. If you would like to ask a question, you can do so by pressing the star key followed by the digit one on your touch-tone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. We'll proceed in the order you signal us. Once again, it is star one if you do have a question or comment and we'll pause for a moment to assemble our roster.

We'll take our first question from Dorothy Lakner with CIBC World Markets.

Dorothy Lakner: Thanks. Good afternoon everyone and congratulations on a great year.

Tom Stoltz: Thank you.

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Moderator: Tom Stoltz

03-14-06/4:00 p.m. CT

Confirmation # 1242577

Ed Anderson: Thank you.

Dorothy Lakner: One – a couple questions. First, if you could talk a little bit about merchandise performance and what, you know, what's driving it? You've reached almost, I think you said, just about 40 percent in terms of the nationally recognized brands. How much further can that go? And then turning also to the new store performance which you talked about on I think the last quarterly call you talked about the sales at those new stores were generating versus your plan and prior years. If you could update us on that it would be great? And then, one last thing, just the average size of the stores that you're going to be opening this year versus last? Thanks.

Ed Anderson: Thank you, Dorothy. Well, the first merchandising question, I'll give you some numbers and then George Bellino, our President and Chief Merchandising Officer is also on the call and I'll ask George to add some color to what I'm going to say, but the sales of nationally recognized brands for the whole year have been the key driver of our comp sales increases as these brands have increased significantly year over year, moving from the low 30s as a percentage of our business at the beginning of the year, to just under 40 percent by the time the year ended. In the fourth quarter, these sales of nationally recognized brands were slightly over 40 percent for the quarter.

Dorothy Lakner: Wow.

Ed Anderson: One thing, Dorothy, that we don't have is a figure in mind for what this number ought to be. Our customers are responding to offerings of nationally recognized brands we're able to offer these brands at very attractive prices and so we're letting it find its own level. So we don't have a preconceived idea, but clearly it's been a strong driver and our customers have a strong appetite for these brands. George, could you add a little color to what I said about which specific brands are maybe – or what you see the direction going.

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Moderator: Tom Stoltz

03-14-06/4:00 p.m. CT

Confirmation # 1242577

George Bellino: The brand sales continue to drive it, but some newer brands have come on board and are stronger than some of the older brands and this will be a continuation as this business evolves. Apple Bottoms and Girbaud are probably two of the brands that are growing the most right now versus the more mature business in the sector, Southpole and maybe Dickies business. We will take whatever brands come up and there will be opportunity with new brands as they come out. Right now, we don’t have a specific goal. We will go after whatever brands our customers are desiring. When we're selling a brand, we'll chase that brand.

Dorothy Lakner: And any comments on the men's business because that's been an area that has been weak for some others who are selling some of these brands. So, what – what's the secret there?

George Bellino: Well, brands are the secret there and the fact that we have just an individual – this past year concentrating on the brands versus being bought by the same buyer that bought the unbranded goods. I think it's helped our business develop greatly in that area.

Ed Anderson: Dorothy we are at a little bit of a disadvantage. Tom and I are talking to you from Savannah and George is talking to you from New York. So, we'll have to kind of talk back and forth to each other.

Dorothy Lakner: That's OK.

Ed Anderson: I mean as George said, just adding a little bit to what he said about the brands. Is that we were not quite as developed in men's brands as we were in women's and I think what's happening now as George said, adding a buyer to focus exclusively on men's brands at the beginning of 2005 has paid very nice dividends for us. As you saw in the quarter, men's business has been very, very strong. In fact, if you noticed, all our businesses were very strong –

Dorothy Lakner: Well, yes.

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Moderator: Tom Stoltz

03-14-06/4:00 p.m. CT

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Ed Anderson: -- all our business were over 20 percent comp in the fourth quarter.

The second question you asked, Dorothy, was about new store performance for 2005 and I guess specifics as far as personal volumes go?

Dorothy Lakner: Right.

Ed Anderson: Tom, can you take that question?

Tom Stoltz: Yes, as you know, our model for new stores is about $1.3 million.

Dorothy Lakner: Right.

Tom Stoltz: Both the 2004 and 2005 classes have performed higher than that model. For the 2005 group, obviously we don't have a full 12 month history yet, but the 2004s we do and they exceeded that $1.3 million by five to ten percent or so.

Dorothy Lakner: OK and then one last question. Just on the inventories. The inventory in total looks a little bit high given the sales and the comps that you're planning as you enter this year. So, if you could just give me a little help with that.

Ed Anderson: OK. I'll take the first part of that, Dorothy, and then ask for help from George on the inventory issue since he bought it.

To answer your other question, Dorothy, you'd also asked previously what the average size the stores were going to be in 2006.

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Moderator: Tom Stoltz

03-14-06/4:00 p.m. CT

Confirmation # 1242577

Dorothy Lakner: Yes.

Ed Anderson: I mentioned that our stores for 2005 were just about 11,000 square feet and– the 2004s were about 10,600 square feet.

Dorothy Lakner: OK.

Ed Anderson: I think the first 18 stores or so we're doing in 2006 average about 10,700, so it's about the same.

Dorothy Lakner: OK.

Ed Anderson: So, we're still focusing on that 10,500 to 11,000 square foot selling area. We've not really made a consequential change. A few hundred square feet one way or the other. They won't be smaller, though, I can tell you that.

Dorothy Lakner: OK.

Ed Anderson: It'll be as or maybe somewhat bigger.

Dorothy Lakner: OK.

Ed Anderson: Inventory levels – we felt that last year, we did – and actually for the previous two years – have really not flowed inventory through our distribution centers to really grab that beginning of the year business which we've seen our customers respond significantly over the past several years and so we put a lot of inventory in the stores last year, not as much as we wanted, and this year made a conscious effort to really open up the year and capture spring business right out of the chute and that's why you see the numbers that we put up there. Those numbers are actually

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Moderator: Tom Stoltz

03-14-06/4:00 p.m. CT

Confirmation # 1242577

very slightly under what we'd planned, so, those are big numbers, but we fully plan to do what we did as far as opening the year with strong inventories.

George, do you want to add to what I said?

George Bellino: A big part of it is branded goods and we're pretty happy with the content right now of our inventory. As Ed said, we did plan it to be in the position to do business that we missed last year.

Dorothy Lakner: OK.

George Bellino: The content is pretty healthy right now from our viewpoint. Very healthy.

Dorothy Lakner: So, from a carryover standpoint, you're really not carrying over much from –

George Bellino: No, we did have a little bit more than we'd like, but January being, I think the fifth warmest January in history, it was a little more winter goods, but we've brought that down in both January and some in February, but that's not an exceptional amount of additional markdowns being taken. But the health is really in the spring goods.

Dorothy Lakner: OK. OK.

Ed Anderson: Dorothy, I'm going to kind of add to your question because you sort of – sort of asked the question about the amount of sales we're currently enjoying versus the inventory levels, you know, with comparable inventories being around 26 percent, we reported about 11 and a half percent in February. I can tell you that our sales from the first quarter are tracking just like we hoped they would. We had a strong February on top of a strong February. I can tell you that the sales for the first 16 days of March are tracking well ahead of where we did in February. Now, we

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Moderator: Tom Stoltz

03-14-06/4:00 p.m. CT

Confirmation # 1242577

did something we don’t normally do, we told you what we expected for the full month of March and for the month of April.

Dorothy Lakner: Right.

Ed Anderson: We do that because we don't want people's expectations for March and April to be off base because the Easter move is a consequential move for us. But we're tracking very nicely right now and we expect the last couple of weeks of this month to give back all those increases because of the Easter switch and then we'll move into April.

Dorothy Lakner: OK. So, you're running stronger than that now, but you're guidance assumes that later in the month that the numbers will come down somewhat?

Ed Anderson: Yes.

Dorothy Lakner: OK. Thanks.

Ed Anderson: OK.

Operator: And once again as a reminder, it is star one if you do have a question or comment. And we'll move to Jeff Klinefelter with Piper Jaffray.

Jeff Klinefelter: Yes, congratulations as well to everyone on a great year. A couple questions for you. First of all, just some housekeeping. Could you tell us what the stock option expense was last year to compare it to the five cents that you're giving us for this year?

Tom Stoltz: Yes, I'd have to look that up to give you an exact number, but it was roughly in the half million dollar range.

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Moderator: Tom Stoltz

03-14-06/4:00 p.m. CT

Confirmation # 1242577

Jeff Klinefelter: OK. And then, also, that was great clarity on the category comp performance for the fourth quarter. Would you be able to provide that to us last year in the fourth quarter, so, we could compare sort of comp trends year over year by category?

Ed Anderson: We could, but we don't have it right this minute, we don’t have it in front of us. We've got lots of stuff in front of us, but not that.

Jeff Klinefelter: OK.

Ed Anderson: Jeff, we can get that and tell you what it was.

Jeff Klinefelter: OK. OK. We can follow-up later on and get that. Another one would be, you know, with your comp inventory up 26 percent and I guess again, maybe putting in perspective that you are trying to capture more of that early spring business. What was your comp inventory last year – year over year? Is that something that you have readily available to put in perspective?

Ed Anderson: No, but we could get the number and figure out.

Jeff Klinefelter: OK. Alright.

Ed Anderson: It was a pretty big number, though, it would be in the teens for sure.

Jeff Klinefelter: The last year would have been as well.

Ed Anderson: Yes. This number – this number – at the end of the year, this number is a big number on top of a big number.

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Moderator: Tom Stoltz

03-14-06/4:00 p.m. CT

Confirmation # 1242577

Tom Stoltz: Our total inventories last year were up somewhere around 50 percent at the end of January.

Ed Anderson: But, we'll get back with a more specific answer to that. But the answer is, yes, we have consciously pushed the inventory levels up at the beginning of the year, again to catch that early spring business. We have – if you study our business by month, our business in the first quarter is surprisingly large for retailers and definitely apparel retailers specifically, but even if you look within the first quarter, look at what we did in February. Our sales per week in February are very surprisingly large compared to us or other retailers. And we want to capture that early spring business.

Jeff Klinefelter: OK.

George Bellino: Also, due to the rapid refund which has been more and more effective on our business, where customers get their income tax refund right in the first part of February or end of January there and they're spending it. And we were never prepared for that.

Jeff Klinefelter: OK. Alright, that's a good point. A couple other, just quick questions. Ed, can you talk about – your branded and private label sales, you talked about the strength of your branded sales. Could you talk at all about the profitability of those two businesses and how that impacts – impacted your numbers last year and how we might want to think about that going forward in terms of the margin between them?

Ed Anderson: Well, we didn't disclose that in any of the stuff we talked about, but I'll tell you that we had a consequential improvement in the rate profitability of the branded goods in 2005. Not only were the branded sales a driver of the company's sales, but the profitability of the brands was a key driver of the company's gross margin improvement and overall profit improvement. There was a full – approximately 200 basis points improvement in the gross and they maintained achieved

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Moderator: Tom Stoltz

03-14-06/4:00 p.m. CT

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gross margin from brands in 2005 versus 2004 and now our branded business is as profitable as our non-branded business.

Jeff Klinefelter: And what is the driver of that Ed? Just better efficiencies, better operating efficiencies or what enabled you to achieve that?

Ed Anderson: Why did the gross margins go up? It was because of improved markdowns. Better sell-throughs, tremendously better sell-throughs allowed us to have better markdowns. We didn't do anything with price value relationships, we didn’t do anything with the markup, we believe very strongly in offering the customers very strong consistent values and we've kept that, so we didn't fool around with the top line, we had phenomenally better sell-throughs allowing us to leverage markdowns and brought the profitability up.

Jeff Klinefelter: OK. Great and just one last question. Your comp guidance is one to three percent for the year. Can you remind us, what are sort of your leverage points in terms of your expense and your occupancy? At what point do you start leveraging, you know, those line items in your SG&A?

Ed Anderson: We've consistently told people that we could start leveraging north of three percent comps.

Jeff Klinefelter: OK. So, at this point, you don't have any leverage built into this guidance.

Ed Anderson: Yes, we do, actually. We've seen some other things in our corporate overhead that we think we maybe we can leverage with those one to three percent comps. We knew you had about 20 basis points leverage for '06, at the one to three level. If we go north of the three percent level, we think we can leverage more.

Jeff Klinefelter: OK. Great. Thank you. Good luck.

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Moderator: Tom Stoltz

03-14-06/4:00 p.m. CT

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Ed Anderson: Yes.

Operator: And I'd just like to remind our phone audience it is star one if you do have a question or a comment. And we'll take Patrick McKeever with SunTrust Robinson.

Patrick McKeever: Thanks very much. Tom, you mentioned or noted that the operating margin or profitability in the second and third quarters of the year in 2006 would look more like fiscal year 2004 and I don't know if you want to – you probably don't want to give specific quarterly guidance, but I'm just wondering if you could give some flavor just around margins or color around margins in both the second and third quarters just given the fact that – especially the third quarter of 2005 was so unusual in that you had a 400 plus basis point improvement in operating margins. So, I'm just wondering if you give any kind of added color or color around margins in the middle part of the year.

Tom Stoltz: You're right, we do not want to give quarterly guidance, but I would say, that of the 20 basis points of leverage we expect primarily in corporate costs in '06, you probably will not see that leverage in the second and third quarters. So, you're not going to get profitability beyond the sales increases in those two quarters. Probably leave it at that for now.

Patrick McKeever: OK. And how about just from a gross margin standpoint? If you look back to 2004 gross margins were in the 34 and a half percent range – 34 and a half in the second quarter and then 36 a half, call it, in the third quarter and you had substantial increases in both the second and third quarters of '05. Should that be just more normalized as well, back to '04, is that what you're suggesting.

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Moderator: Tom Stoltz

03-14-06/4:00 p.m. CT

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Tom Stoltz: Yes. Particularly the third quarter because that's when the hurricanes hit and we had very outsized sales performance in September and October. The margins by quarter will look more like the '04s than the '05s, no doubt about it.

Patrick McKeever: And then just on the – on the near term guidance on the Easter shift. Is there – can you – can you provide any kind of, I don't know maybe even a dollar amount, in terms of your Easter business? The shift, the potential shift there?

Ed Anderson: No, I don't think we can do that Patrick. It's consequential, though, because we give you monthly numbers, we don't give you weekly numbers, but, the week that precedes Easter will be twice as large as any other week in the quarter, probably.

Patrick McKeever: Right. But all else being equal, the later Easter from an entire first quarter is a good thing for you?

Ed Anderson: We believe it's a good thing and that has been the case historically. We hope 2006 is not going to change our minds. But, yes, typically a longer selling season before that holiday timeframe we think is helpful for spring apparel sales, definitely.

Patrick McKeever: OK. Thanks Ed. Thanks Tom.

Tom Stoltz: OK.

Operator: And just as a final reminder, it is star one if you do have a question or comment and we'll move to Lynn Walther with Wachovia.

Lynn Walther: Hi, thank you guys. A couple quick questions. Regarding the inventory increase, could you just talk about any particular categories you're more invested in right now? And how should

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we think about inventory planning for the rest of '06? Do you see other opportunities going forward? Thanks.

Ed Anderson: George, do you want to talk about the specific categories or branded versus non-branded inventories as we open the year?

George Bellino: Yes. Just about every category is up in our inventory. We've been trending in all areas, so we're funding all businesses. About our only weak business we're backing up is our dress business, but that’s been a weak business for years. Branded business is being aggressively done a little more as far as pack and holds with branded. We're in a good position in every category.

Lynn Walther: OK and how are you looking at – how should we be thinking about inventory at the end of Q1 and maybe going forward? How are you planning that in terms of per square foot?

Ed Anderson: Well, clearly, we don't want to give you a specific balance sheet number for end of Q1, but clearly we expect inventories and end of Q1 to be lower than they were at the beginning of the year. The idea was to load up at the beginning and then sell-through hard through the first quarter and come out with lower inventories at the end of the first quarter percentage wise than we opened the year with.

Lynn Walther: OK. Thanks. Good luck.

Ed Anderson: Thank you, Lynn.

Operator: And we'll move on to Elizabeth Montgomery with Cowen & Company.

Elizabeth Montgomery: Oh, hi, guys. Congratulations I think you guys did a great job.

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Ed Anderson: Thank you.

Elizabeth Montgomery: I guess I had two questions. I was wondering first – I know you mentioned Dayton, Ohio and I think Indianapolis as new markets. Have you thought anymore about expanding into maybe some new territories where you could maybe capture some Hispanic consumers as well, given the success of how the stores in Houston have done?

Ed Anderson: The answer is yes, because I think we spoke about this on the third quarter phone call because we have had some very good success in areas where they're predominantly Hispanic and that's continued. Clearly Houston, San Antonio, Dallas and For Worth are areas where we've been successful putting stores in predominantly Hispanic areas and having very, very nice success and – yes, we are. Our expansion plans are to continue in those parts of Texas and maybe even for the south of Texas and to some even more Hispanic areas. But, again, we're focusing on our core customer, African-Americans, that's what we believe really makes our concept work and so, the things we're talking about doing would be kind of on a test basis more than chain-wide in an effort to go after Hispanic customer specifically.

Elizabeth Montgomery: Sure, that makes sense because it seems like you have a lot of growth opportunities just within your kind of core markets.

Ed Anderson: Yes, yes, the reason we broke out Indianapolis and Dayton is because those are new states. We clearly are adding a lot of backfills in our existing areas. Six of our stores for example in the spring will be in Florida.

Elizabeth Montgomery: Great. My other question was, you know, you did get that benefit from traffic and I know you said you don't plan to maybe break out going forward what the difference is between the hurricane impacted stores versus the non-hurricane impacted stores. But, I wondered if you

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guys had made any maybe adjustments to how the managers within the stores look at their store traffic and their customers which might give you maybe a little bit more insight into, you know, who's really like a person that's living in that area longer term or who got displaced by a hurricane and is living there and whether they might be moving back and how sustainable, you know – or whether you have opportunities to really drive some traffic in those stores based on, you know, getting people into them initially.

Ed Anderson: Well, we would – our information about the customer traffic in these hurricane affected areas and the increased traffic really is anecdotal because we really don't have a good way of measuring – or haven't tried to measure exactly who these customers are, where they came from and what they're doing in our stores and are they going to be long term customers? However, we do talk about this a lot here and senior management of the company including myself have traveled to these areas and talked to store managers, district managers, regional managers and customers about Citi Trends and that's why we made the comment about now that the hurricanes – we are significantly passed the beginning of September when these hurricanes occurred and we again, know that a lot of the money that was being funded in to these areas – not all, because there's still some FEMA help for example in rent and unemployment kind of things have been extended.

But, the huge amounts of money have been largely spent there are over with. We're convinced that we gained new customers. All of our store managers tell us that we have new traffic and a lot of these customers are all from the existing areas, but we also saw in places like Houston, for example and Baton Rouge, where a lot of new customers came from New Orleans. We know that for sure. But we are convinced that because there was money being spent and people had money to spend on the need to replace their wardrobes – that people shopped Citi Trends for the first time, had not shopped us before, found us, liked shopping us and are repeat customers. We're confident of that and we're confident that some percentage, some portion of this increased

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traffic is really a permanent lift and we'll be factored – it has been a factor and will be factor in 2006.

Elizabeth Montgomery: Yes. OK. That's great. Thanks a lot and congratulations again.

Ed Anderson: Thank you.

Operator: And we'll move on to Shaun Smolarz of Sidoti & Company.

Shaun Smolarz: Yes, hi. I know you spoke about this in your prepared remarks, but I just wanted to go into some more detail regarding your fourth quarter gross margin numbers. It seems like in the second and third quarters of this year, the gross margins really had a bit of a boost and it seems like in the fourth quarter it was flat from the year ago period. Could you provide some more detail as to why that was the case?

Tom Stoltz: Sure, Shaun. If you look at the fourth quarter performance this year relative to the fourth quarter last year, once again, it was flat, 38.1 and 38.1, but if you look at the fourth quarter in '04 compared to the whole year of '04, we did a 38.1 percent in the fourth quarter of 2004 compared to a 37.4, so the fourth quarter was far and away in '04, a much more outstanding quarter. It's when the sales – comp sales and total sales really started to accelerate and we had a lot of sales at full value in the fourth quarter of '04 that we didn’t necessarily see in the first three quarters of that year. So, lapping up against that in '05 and comparing against that, it was a much tougher comparison for the fourth quarter '05 to '04 in gross margins than any other quarter during the year. So, we actually felt very good and it met our expectations to come in with a flat gross margin for the fourth quarter year over year.

Shaun Smolarz: So, even the high comp sales of 23 percent for the quarter, it really didn't translate into gross margin growth?

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Tom Stoltz: That's correct. As we mentioned in the conference call script that we went through, freight costs were up because we ramped up our receipts, we had Darlington in place so we were able to receive more goods in January this year than last year. So, our freight costs were increased slightly in the fourth quarter this year versus last year, that had a little bit of degradation to the margins '05 versus '04. And our shrink results were up somewhat in the fourth quarter this year versus last year.

Shaun Smolarz: OK. Thank you.

Operator: And we'll move to Dorothy Lakner with CIBC World Markets.

Dorothy Lakner: I just had a housekeeping question. Could you give us the square footage ending square footage for '05?

Ed Anderson: Yes. It was – selling square footage was 2,124,000 for an increase of 23.8 percent.

Dorothy Lakner: OK. Great thank you.

Operator: And we have no further questions in our queue at this time gentlemen.

Ed Anderson: OK. Well, thank you all for joining the phone call, very much. Look forward to the next one.

Operator: And that does conclude our conference call for today. We do thank you for your participation.

END